Bacterin Retains Hayden IR

to Develop Strategic Investor Relations Program

Seeks to Expand Investor Awareness and Develop World-Class Communications Infrastructure as Company Executes Aggressive Growth Strategy

BELGRADE, Mont. Feb. XX, 2012 - Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, has engaged Hayden IR, a 15-year-old, highly recognized, national investor relations firm, to develop and implement a strategic investor relations program and raise its visibility and strengthen its relationships with the investment community.

“Over the last eight quarters, Bacterin has delivered record revenue by manufacturing and marketing superior bone graft material, biological scaffolds and related medical devices while developing bioactive anti-microbial coatings for implantable devices,” commented Guy Cook, CEO of Bacterin. “We expect our outstanding growth to continue, compounded and complemented by key drivers, including our expanded direct sales force, increased product lines, accelerated use among surgeons, augmented geographic footprint which adds international markets, broadened core technology that we are leveraging into additional revolutionary products, scientific peer reviewed studies to be published and fortified strategic relationships and distribution partnerships. Accordingly, we believe it is an ideal time to retain a national investor relations firm to help us target an expanding investor audience and ensure we are communicating effectively with current and potential shareholders. We look forward to working with the team of professionals at Hayden IR to execute this important goal.”

With offices in New York, Phoenix, Minneapolis and San Diego, Hayden IR provides a comprehensive range of investor relations services to a growing list of clients. For more than a decade, Hayden IR has been a recognized leader in driving market recognition and creating sustainable competitive advantages for more than 200 micro- and small-cap companies. Hayden delivers expertise and professionalism in such areas as investor management, relationship building, awareness campaigns, online presence and corporate identity.

James Carbonara, Regional VP, in Hayden IR’s New York City office, added, “Bacterin represents a compelling opportunity, doubling revenue the last two years to a guided $30 - $32 million for 2011. Management expects continued rapid growth for 2012, with guidance of $53 - $56 million and generating almost 75-80% gross margins. Analysts are projecting operating margin expansion ‘to the mid-20% range, if not higher’, leveraging its sales force and establishing infrastructure to support $120 million to $175 million in revenue. Bacterin’s broad product portfolio addresses a $7 billion market with key drivers in place to continue to capture market share as well as a possible ‘call option’ opportunity with OsteoSponge SC. Hayden IR believes that it is a great time for investors to be looking at Bacterin as it trades at 2.2 times the low-end of 2012 revenue guidance, lower than comparable companies in the field, in spite of a more robust growth outlook.

The team at Hayden IR looks forward to articulating this opportunity to the professional investment community.”

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries. Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to launch beta and full product releases, the Company's ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

INVESTOR INQUIRIES:

Hayden IR

James Carbonara, Regional Vice President, 646-755-7412

james@haydenir.com

Brett Maas, 646-536-7331

brett@haydenir.com